Exhibit 99.1

Barfresh Provides Third Quarter 2023 Results and Business Update

Revenue of $2.6 Million and Gross Margins of 35% in the Third Quarter of 2023

Achieved Best Adjusted EBITDA in Company History in the Third Quarter of 2023 and Expects Positive Adjusted EBITDA for the Fourth Quarter of 2023

Company Expects Year-over-Year Margin Improvement for Fiscal 2023

Company On Track to Expand Smoothie Carton Production to 25 Million to 30 Million Units Per Year by End of Fiscal Year 2023

LOS ANGELES, October 26, 2023 (GLOBE NEWSWIRE) – Barfresh Food Group Inc. (the “Company” or “Barfresh”) (Nasdaq: BRFH), a provider of frozen, ready-to-blend and ready-to-drink beverages, is providing a business update for the third quarter ended September 30, 2023.

Management Comments

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “We delivered third quarter revenue and Adjusted EBITDA within our guidance with revenue growing sequentially and year-over-year to $2.6 million and Adjusted EBITDA close to breakeven at a loss of $87,000, the best in the history of the company. We are on track to achieve positive Adjusted EBITDA for the fourth quarter and year-over-year margin improvement for the full year of 2023.”

Mr. Delle Coste continued, “We have continued to ramp our smoothie carton capacity throughout the year and plan to exit this fiscal year with our co-manufacturer having capacity to produce between 25 million and 30 million units annually. We are also working to finalize an agreement with a new bottle manufacturer that could have us supplying more bottle product in early fiscal year 2024. In addition, we signed on a number of new school accounts during our seasonally strong third quarter, to include one of the largest school districts in the country and expect our increased carton and bottle capacity will open us up to additional accounts and channels next fiscal year.”

Third Quarter of 2023 Financial Results

Revenue for the third quarter of 2023 was $2.6 million, compared to $2.4 million in the third quarter of 2022. Revenue in 2022 was negatively impacted by a $630,000 claims estimate resulting from the voluntary product withdrawal of Twist & Go™. Excluding the refund claims estimate, revenue for the third quarter of 2022 was $3.0 million. The decline in revenue is the result of limited supply and lost customers caused by the loss last year of the Company’s largest bottle manufacturer of Twist & Go™, partially offset by sales of the Company’s smoothie cartons. Gross margins for the third quarter of 2023 were 35%, compared to negative 30% for the third quarter of fiscal year 2022. Gross margin for the third quarter of 2022 adjusted for the product withdrawal was 28%.

Net loss for the third quarter of 2023 was $476,000, as compared to a loss of $2.7 million in the third quarter of 2022. Selling, marketing and distribution for the third quarter of 2023 decreased 19% to $697,000, compared to $860,000 in the third quarter of 2022. The decline was due to a decrease in storage and outbound freight expense and a decrease in broker commissions as a result of lower revenue. G&A expenses for the third quarter of 2023 decreased 43% to $578,000 compared to $1.0 million in the third quarter of 2022. The decrease in G&A was driven by a decrease in personnel cost resulting primarily from a reduction in headcount and the conversion of potential cash bonuses to equity awards under the Company’s 2023 performance stock unit program, as well as a reduction in research and development expense that was elevated in 2022 as the Company incurred pre-production expense related to the launch of its carton packaging format.

First Nine Months of 2023 Financial Results

Revenue for the first nine months of 2023 was $6.2 million, compared to $7.7 million in the same period of 2022. Excluding the refund claims estimate as outlined above, revenue for the first nine months of 2022 was $8.4 million. The decline in revenue is the result of limited supply and lost customers caused by the loss last year of the Company’s largest bottle manufacturer of Twist & Go™, partially offset by sales of the Company’s smoothie cartons. Gross margins for the first nine months of 2023 were 36%, compared to 12% for the same period of 2022. Gross margin for the first nine months of 2022 adjusted for the product withdrawal was 30%. The year over year improvement is the result of pricing actions and a slight improvement in the cost of supply chain components.

Net loss for the first nine months of 2023 was $2.1 million, as compared to $4.3 million in the same period of 2022. Selling, marketing and distribution for the first nine months of 2023 decreased to $2.0 million, compared to $2.2 million in the same period of 2022. The decrease is a result of decreased sales and marketing personnel costs and outbound freight as a result of decreased shipments. G&A expenses for the first nine months of 2023 decreased to $2.1 million, compared to $2.6 million in the same period of 2022. The decrease in G&A was driven by a decrease in personnel cost resulting primarily from the confirmation and recognition of the Company’s 2021 COVID-related tax credit, a reduction in headcount, and a reduction in research and development expense that was elevated in 2022 as the Company incurred pre-production expense related to the launch of its carton packaging format.

Non-GAAP Financial Measures

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures. Management believes that Adjusted EBITDA provides useful information to the investor because it is directly reflective of the performance of the Company. The exclusion of certain items including stock compensation, stock issued for services, and other non-recurring costs such as those associated with the product withdrawal, asset impairment and the Company’s NASDAQ uplift in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the Company’s core business performance. Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP.

Adjusted EBITDA was a loss of approximately $87,000 for the third quarter of 2023, compared to a loss of approximately $638,000 for the third quarter of 2022. A reconciliation of net loss to Adjusted EBITDA is provided below.

	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
Net loss	$(476,000)	$(2,687,000)	$(2,123,000)	$(4,276,000)

Depreciation and amortization	120,000	100,000	325,000	344,000
Interest expense	3,000	-	3,000	-
EBITDA	(353,000)	(2,587,000)	(1,795,000)	(3,932,000)

Stock based compensation, employees and board of directors	240,000	156,000	426,000	324,000
Stock issued for services	-	-	4,000	32,000
Sales claims resulting from product withdrawl (1)	-	630,000	-	630,000
Inventory related costs due to product withdrawl (1)	-	932,000	-	932,000
Operating expense related to withdrawn product and related dispute (1)	26,000	223,000	118,000	223,000
NASDAQ uplist (2)	-	8,000	-	175,000
Adjusted EBITDA	$(87,000)	$(638,000)	$(1,247,000)	$(1,616,000)

(1) Barfresh experienced a quality issue with product manufactured by one of its contract manufacturers, which is the subject of a legal dispute as to the source of complaints received. As a result, product was withdrawn from the market and inventory on hand was destroyed. The results reported in the third and fourth quarters of 2022 include the estimated impact of such actions, some of which were carried out in 2023. Expenses incurred in the three and nine months ended September 30, 2023 include legal expense and inventory disposal costs in excess of original estimates.

(2) Represents various non-recurring costs associated with the January 2022 uplist of our common stock to the Nasdaq Capital Market exchange.

Balance Sheet

As of September 30, 2023, the Company had approximately $1.0 million of cash, and approximately $748,000 of inventory on its balance sheet.

Commentary and Outlook for 2023

The Company expects to achieve positive adjusted EBITDA for the fourth quarter of 2023.

The Company expects to achieve higher gross profit in 2023 compared to 2022 with gross profit margins for 2023 in the high 30’s.

Supplier Dispute

During the third quarter of 2022, Barfresh received customer complaints related to the textural consistency of some of the Company’s Twist & Go™ bottle product, which was isolated to one manufacturer. The product was found to be safe for consumption but did not meet the textural standards as outlined in the supply agreement with the manufacturer. In response, Barfresh withdrew product from the market and destroyed on-hand inventory. Barfresh attempted to resolve the issues by informal negotiation, as contractually required prior to filing suit; however, such negotiations were unsuccessful. Barfresh filed a complaint on November 10, 2022, in the Federal District Court in Los Angeles against the manufacturer. In response, the manufacturer terminated the supply agreement. On January 20, 2023, Barfresh filed a voluntary dismissal of the complaint which allows the parties to reach a potential resolution outside of the court system. However, as the parties were once again unable to come to an agreement, Barfresh re-filed the complaint in California State Court in August 2023. Due to the uncertainties surrounding the claim, Barfresh is not able to predict either the outcome or a range of reasonably possible recoveries that could result from its actions against the manufacturer, and no gain contingencies have been recorded. The total impact of the product withdrawal and loss of a manufacturer of Twist & Go™ bottle product may be subject to change.

Conference Call

The conference call to discuss these results is scheduled for today, Thursday, October 26, 2023, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. A telephonic playback will be available approximately two hours after the call concludes and will be available through Thursday, November 9, 2023. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13741824. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group Inc. (Nasdaq: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for the education market, foodservice industry and restaurant chains, delivered as fully prepared individual portions or single serving and bulk formats for on-site preparation. The Company’s single serving, on-site prepared product utilizes a proprietary, patented system that uses portion-controlled pre-packaged beverage ingredients, delivering a freshly made frozen beverage that is quick, cost efficient, better for you and without waste. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com